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                                                                 EXHIBIT 10.6(b)

                          DATALOGIX INTERNATIONAL INC.
                             100 SUMMIT LAKE DRIVE
                               VALHALLA, NY 10595

                                                                   July 30, 1996

Mr. Raymond V. Sozzi
11 Courtmel Road
Mt. Kisco, NY 10549

Dear Ray:

    On behalf of Datalogix International Inc. (the "Company"), I would like to thank you for agreeing to add to your already considerable duties as President and Chief Operating Officer ("COO") of the Company, the duties and responsibilities of acting Chief Executive Officer ("CEO") of the company effective July 30, 1996. As with your duties as President and COO, the Board of Directors of the Company shall have the power to determine the general and specific duties to be performed by you as acting CEO and as directed by the Chairman of the Board.

    Subject to the ratification of the Compensation Committee of the Board of Directors, which shall be forthcoming within eight days from the date hereof, as consideration for your agreeing to assume the duties and responsibilities of acting CEO, the Company will pay you $250,000 as termination and severance compensation, in lieu only of the amounts payable to you as termination and severance compensation under you employment agreement with the Company, dated June 28, 1996 (the "Employment Agreement"), it being expressly understood that all other compensation, remuneration and benefits of the Employment Agreement shall remain in full force and effect. Subject to the other provisions of this addendum, the termination and severance compensation provided herein is payable by the company if, at any time from and after the date hereof, you resign from the position as acting CEO of the Company, or if you are terminated by the Company from the position as acting CEO. You shall have the right to resign as acting CEO of the Company for any reason whatsoever, such decision being at your total discretion, and such resignation may take place at any time of the date hereof. The termination and severance compensation provided herein shall be payable by the Company provided (i) that you have notified the Company within sixty (60) days in advance of the last day of your employment with the Company, which date shall be specified in such notice and shall be referred to herein as the Termination Date; (ii) you continue to perform your duties as President, COO and acting CEO during the 60 day period prior to the Termination Date, and (iii) the Company does not have "cause", as cause is defined only in paragraph 8(b)
(ii)-(v) of your Employment Agreement, to terminate your employment prior to the Termination Date. Any amounts owed to you hereunder shall be paid as follows:
50% of the termination and severance compensation shall be paid at the time notice of termination is given and the remaining 50% of such compensation shall be paid on the Termination Date.

    In addition to the foregoing, the Compensation Committee shall negotiate in good faith a new employment agreement, which shall include an appropriate increase in your compensation and in the number of stock options given to you, in light of your additional duties as acting CEO.

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    If the foregoing is acceptable to you, kindly sign a copy of this letter agreement and return it to the Company, whereupon it shall be an addendum to the Employment Agreement and shall be binding upon you and the Company.

                                Very truly yours,
                                Datalogix International, Inc.

                                By:              /s/ DAVID HATHAWAY
                                     ------------------------------------------
                                                   David Hathaway
                                                      Director
AGREED TO AS OF THE DATE AND
YEAR FIRST ABOVE WRITTEN:

/s/ RAYMOND V. SOZZI
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Raymond V. Sozzi

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